( BW)(KY-POMEROY-COMPUTER)(PMRY) Pomeroy Computer Resources Announces the Close of the Sale of Assets of Leasing Division to Provident Bank

     Business Editors & High Tech Writers


     HEBRON, KY--(BUSINESS WIRE)--April 16, 2002--Pomeroy Computer Resources, Inc. (NASDAQ:PMRY), today announced the closing of the sale of a majority of the net assets of its wholly owned subsidiary -- Technology Information Financial Services, (T.I.F.S.) -- to Information Leasing Corporation (ILC), the leasing division of The Provident Bank of Cincinnati, Ohio. The terms of the sale were announced on February 28, 2002.
     The Pomeroy Companies provide complete e-commerce infrastructure integration, broadband and desk-side integration services. The Pomeroy Companies have clientele across a broad spectrum of industries, governments and educational organizations. The Pomeroy Companies employ approximately 1,800 individuals, more than half of whom are technical personnel, and maintain 30 regional facilities in Alabama, Florida, Georgia, Indiana, Iowa, Kentucky, Minnesota, North Carolina, Ohio, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas and West Virginia. For the year ended January 5, 2002, the Companies reported revenues of $809 million.

     Certain statements in the above paragraphs regarding future business operations and all other statements that are not purely historical constitute "forward-looking statements" for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and as such they involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. These statements are based on information available to the Company as of the date hereof and the Company disclaims any intention or obligation to update any such forward-looking statements. Factors which could cause actual results to differ materially from current expectations include, but are not limited to, the estimated needs of customers as conveyed to the Company, the nature and volume of products and services anticipated to be delivered and the Company's ability to obtain sufficient volumes of products and provide services, existing market conditions including the overall demand for purchasing and leasing IT products and services, the terms of applicable agreements and certification programs, the assumptions regarding the Company's performance under the definitive purchase agreement, other applicable agreements and certification programs, the Company's ability to attract and retain technical personnel and to identify and develop expertise in future-demanded services, and the Company's ability to identify suitable acquisition candidates and successfully integrate acquired companies.

     CONTACT:  Pomeroy Computer Resources, Inc.
               Michael E. Rohrkemper, 859/586-0600, ext. 1416
               Email: investor@pomeroy.com
               Company Website: www.pomeroy.com


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